Exhibit 5.1

        January 3, 2006

Board of Directors
Mutual Federal Bancorp, Inc.
2212 West Cermak Road
Chicago, Illinois 60608

Ladies and Gentlemen:

We have acted as special counsel to Mutual Federal Bancorp, Inc. (the “Company”), a corporation in formation under the federal laws of the United States and the proposed holding company for Mutual Federal Savings and Loan Association of Chicago, in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the regulations promulgated thereunder, of the Registration Statement on Form SB-2 (the “Registration Statement”) initially filed with the SEC on November 18, 2005, relating to the proposed issuance of up to an aggregate 1,091,062 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in a subscription offering and, if shares remain unsubscribed for in the subscription offering, a community offering and, if necessary, a syndicated community and/or underwritten public offering by the Company (the “Offering”) pursuant to the terms of a Stock Issuance Plan adopted by Mutual Federal Bancorp, MHC (“Mutual MHC”).

In this regard, we have examined (i) the Registration Statement, including the prospectus contained therein and the exhibits thereto, (ii) the Company’s proposed charter in the form filed with the Office of Thrift Supervision, (iii) the proposed Bylaws of the Company, (iv) the Stock Issuance Plan, as amended, (v) resolutions of the Board of Directors of Mutual MHC related to the approval of the Stock Issuance Plan and the Offering, (vi) the form of trust agreement for the Company’s employee stock ownership plan (“ESOP”) to be entered into between the Company and First Banker’s Trust Services, Inc. and form of loan agreement to be entered into between the Company and the ESOP, (vii) the form of stock certificate to represent shares of the Common Stock, and (viii) such other documents and matters of law as we deemed appropriate for the purposes of this opinion. This opinion is limited to federal laws and regulations that are in effect on the date hereof.

For purposes of this opinion, we have assumed the due organization of the Company and that, prior to the issuance of the shares of Common Stock in the Offering, (i) the Registration Statement, as amended, will have been declared effective, (ii) the Company’s Board of Directors or a duly formed and authorized committee thereof shall have adopted a resolution specifically authorizing and fixing the number

Board of Directors
January 3, 2006

of shares of Common Stock to be sold in the Offering, and (iii) the loan by the Company to the ESOP and the terms thereof will have been duly authorized by the Board of Directors of the Company and will equal 100% of the aggregate purchase price of the Common Stock to be acquired by the ESOP. We also have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be issued in the Offering, when issued in accordance with the terms of the Stock Issuance Plan and in the manner described in the Registration Statement, and upon the receipt of the consideration required thereby, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement and to the references to this firm under the heading “Legal and Tax Matters” in the prospectus contained in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

DCM/JTB
JDK
CGB